Exhibit 10.1

Mike Pope	October 23, 2015

Dear Mike:

We are delighted to have you join the Shutterfly family, and look forward to welcoming you into our growing organization. Accordingly, I am pleased to offer you a regular full-time position with Shutterfly Inc., as Senior Vice President & Chief Financial Officer, commencing on a mutually agreed upon date (the date you commence employment, the “Hire Date”), reporting to Jeffrey Housenbold. This job is located in Redwood City, California.

Compensation

Your base salary will be $415,000.00 annually, minus applicable deductions and prorated for any partial periods of employment. You will be paid semi-monthly in accordance with the company’s normal payroll procedure.

2015 Bonus

You are eligible to participate in our corporate bonus program. Your annual discretionary bonus target will be 40% of your annual salary, paid on a quarterly basis, if earned. Your eligibility for this discretionary bonus is determined at the end of each fiscal quarter and is based on various factors including company performance and your achievement of individual objectives. Bonuses are not earned until paid. To be eligible to receive a payment, you must be employed by Shutterfly at the time any bonuses are paid. Your eligibility for our quarterly bonus program is dependent upon your start date. Based on your presumed start date, you will be eligible for a pro-rated fourth quarter 2015 Discretionary Bonus for the portion of the quarter during which you were employed by Shutterfly. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within the sole discretion of Shutterfly. Both your base salary and the components of your bonus are subject to periodic review. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Shutterfly Quarterly Bonus Plan, as amended from time to time.

Equity

RSUs

Subject to the approval of the Compensation Committee of Shutterfly’s Board of Directors in accordance with the Company’s equity grant procedures, you will be granted a one-time award in the form of 70,000 Restricted Stock Units (RSUs) in accordance with Shutterfly’s Restricted Stock Unit Inducement Award Agreement (located on the enclosed flash drive). The RSUs will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date. Your RSUs will be subject to all the terms, conditions and restrictions and your execution of the Restricted Stock Unit Inducement Award Agreement. The grant date for the RSUs is anticipated to be no more than ten (10) days following the Hire Date.

PBRSUs

Subject to the approval of the Compensation Committee of Shutterfly’s Board of Directors in accordance with the Company’s equity grant procedures, you will be granted a one-time award in the form of 70,000 Performance Based Restricted Stock Units (PBRSUs) in accordance with Shutterfly’s Restricted Stock Unit Inducement Award Agreement (located on the enclosed flash drive). The PBRSUs will vest in 25% increments annually on each of the first, second, third, and fourth anniversaries of the grant date provided the performance objectives applicable to the PBRSUs are achieved. Your PBRSUs will be subject to all the terms, conditions and restrictions and the execution of the Restricted Stock Unit Inducement Award Agreement. You will receive more details regarding your equity award(s) from E*TRADE FINANCIAL, the equity administrator for Shutterfly. The grant date for the PBRSUs is anticipated to be no more than ten (10) days following the Hire Date.

Holidays

In 2015, Shutterfly will observe twelve paid holidays. The holiday schedule may change at management’s discretion.

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com

Mike Pope

Benefits

As an employee of Shutterfly, you will also be eligible to receive certain employee benefits, including medical, dental and vision coverage. The medical, dental and vision coverage will begin on your Hire Date. Additionally, you will be eligible to participate in the Fidelity 401k plan. Shutterfly reserves the right to revise or discontinue any or all of its benefit plans, at any time, in Shutterfly’s sole discretion. Enclosed is some information on Shutterfly’s benefit plans. Further information about these benefits can be obtained from the Shutterfly Benefits Department.

Paid Time Off

In order to allow you the greatest possible flexibility with your time, you will accrue twenty (20) days of paid time off per year, subject to Shutterfly’s paid time off policy.

Severance Benefits

Please see Attachment A, which is incorporated herein by reference, for the complete terms and conditions of your Severance Benefits.

Change of Control Benefits

Please see Attachment B, which is incorporated herein by reference, for the complete terms and conditions of your Change of Control Benefits.

Employment Eligibility Verification

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Hire Date, or our employment relationship with you may be terminated.

Employment at Will

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without Cause or advance notice.

Acceptance of Offer

To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to: Shutterfly 2800 Bridge Parkway, Redwood City, CA 94065, Attention: Tracy Layney, SVP, Human Resources no later than October 26, 2015 after which this offer will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon: (1) providing documentation which establishes eligibility for employment in the United States; (2) completion and signing of the Shutterfly employment application; (3) successful completion of a background and reference check and (4) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company).

This letter agreement, and all of its attachments and enclosures, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral. This letter, along with any attachments and enclosures hereto, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. If by October 26, 2015 we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We’re sure you will find our corporate culture, including an environment that rewards talent, results and teamwork a gratifying place to work. We look forward to your positive response and sharing our future success with you as part of the Shutterfly team.

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com

Mike Pope

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

Jeffery Housenbold
President and Chief Executive Officer
Shutterfly, Inc.

Attachments:

Severance Benefits (Attachment A)

Change of Control Benefits (Attachment B)

Enclosures:

Discretionary Quarterly Bonus Plan

Restricted Stock Unit Inducement Award Agreement

Employee Invention Assignment, Confidentiality and Restrictive Covenant Agreement

Arbitration Agreement – California

Background Check Authorization

Accepted by candidate:	Date:

Anticipated Start Date:

cc: HR Manager, for distribution to Personnel File

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com

Attachment A

Severance Benefits

If your employment is terminated by the Company without Cause (as defined below), other than within twelve (12) months following a Corporate Transaction (as defined in the 2006 Equity Incentive Plan), you will receive:

1) a severance payment in the amount equal to six (6) months of your final base pay rate and, less applicable withholding taxes and regular deductions, payable in a lump sum (“Severance”);

2) the post-termination exercise period for your Company stock options will be twelve (12) months following your termination date; and

3) if you are covered under the Company’s group health plan as of the termination date and timely elect to continue your group coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for up to six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following the Company’s receipt of your COBRA election notice and ending on the earlier of (i) the date you become covered under another group or individual health plan, or (ii) the last day of the six-month period described above. You will be solely responsible for making your premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on your behalf (provided, however, that if this reimbursement would violate applicable health care legislation, you will be provided with a lump sum cash payment equal to six (6) months of COBRA premiums without proof of premium payment, which amount shall be paid at the same time as the Severance); and

4) If your employment is terminated by the Company without Cause, other than within twelve (12) months following a Corporate Transaction, and that termination occurs (a) prior to the first 25% vesting event with respect to the RSUs, you will also receive accelerated vesting of 25% of the RSUs; and (b) prior to the first 25% vesting event with respect to the PBRSUs, you will also receive accelerated vesting of 25% of the PBRSUs.

The foregoing benefits set forth in paragraphs (1), (2), (3) and (4) above are referred to herein as the “Severance Benefits.”

Your receipt of the foregoing Severance Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property. The Severance (and lump sum payment in lieu of COBRA, if applicable) will be paid in the form of a lump sum, in accordance with the Company’s standard payroll procedures, commencing within sixty (60) days following your “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to a six-month delay if you are a “specified employee” as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code).

To the extent that any provision of this Offer Letter is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this Offer Letter may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com

“Cause” means your (i) gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you.

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com

Attachment B

Change in Control Benefits

In the event of your Qualifying Termination (as defined below), within twelve (12) months following a Corporate Transaction (as defined in Shutterfly’s 2006 Equity Incentive Plan), you will receive (A) items (1), (2) and (3) of the Severance Benefits outlined on Attachment A (on the terms and conditions provided above) and (B) if the Company’s equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units that would have vested during the twelve (12) months following the date of such Qualifying Termination (collectively, the “Change in Control Benefits”). The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible. Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

“Qualifying Termination” means (a) a termination of your employment by the Company or its successor without Cause (as defined above) or (b) your resignation within three (3) months following an event constituting Good Reason, provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice. For purposes of this paragraph, “Good Reason” means (i) a material reduction or change in your duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company’s corporate office at which you work by more than thirty-five (35) miles from its location immediately prior to such Corporate Transaction, which materially increases your commuting distance or (iii) a material reduction in your annual compensation, including base salary and bonus.

2800 Bridge Parkway, Redwood City, CA 94065 (p) 650.610.5200 (f) 650.610.5280

www.shutterflyinc.com